Exhibit 4.14.1

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED.
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
REDACTED MATERIAL IS MARKED WITH [***].
Dated 23 December 2014
COPACKER SUPPLY AGREEMENT
BETWEEN
(1)    RECKITT BENCKISER HEALTHCARE (UK) LIMITED
("Supplier")
AND
(2)    RB PHARMACEUTICALS LIMITED
("Buyer")

THIS AGREEMENT is made on 23 December 2014
BETWEEN:
(1)    Reckitt Benckiser Healthcare (UK) Limited incorporated and registered in England and Wales with company number 261312 whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 3UH, United Kingdom (“Supplier”),
AND
(2)    RB Pharmaceuticals Limited incorporated and registered in England and Wales with company number 7183451 whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 3UH, United Kingdom (“Buyer”).
WHEREAS the Buyer wishes to engage the Supplier to manufacture and supply the Products (as defined below) on the terms of this Agreement and the Supplier wishes to manufacture and supply the Products to the Buyer on the terms of this Agreement.
IT IS AGREED as follows:
1    DEFINITIONS
1.1    In this Agreement the following definitions shall apply, unless the context requires otherwise.
"Active Pharmaceutical Ingredient" or "API" means, with respect to a Product, any substance or mixture of substances intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of a drug, becomes an active ingredient of the drug product.
"Actual Order Volume" has the meaning set out in paragraph 4 in Schedule One.
"Affected Party" has the meaning set out in clause 18.1.
"Affiliate" means in relation to a company, any entity Controlled by that company or any entity which Controls that company or any entity which is Controlled by another entity, which also Controls that company whether such Control is direct or indirect. "Supplier's Affiliates" and "Buyer's Affiliates" shall be construed accordingly in relation to the Supplier and the Buyer respectively.
"Agreement" means this agreement.
"Amended Supply Agreement" means the supply agreement between the parties dated 23 July 2012, as updated and amended from time to time.
"API Specification" has the meaning set out in Schedule Eleven.
"Arising Product Intellectual Property Rights" means such Intellectual Property Rights as are developed or created during the conduct of, and as a result of, the work undertaken under this Agreement and which relate exclusively to any Product (including without limitation its manufacture and/or use) (excluding, for the avoidance of doubt, any Existing Intellectual Property Rights).
"Arising Supplier Intellectual Property Rights" means such Intellectual Property Rights as are developed or created by the Supplier (or any agent or authorised sub-contractor of it), whether with or without third parties arising as a consequence of a change in relation to manufacture of the Products made under clauses 8.6 to 8.10 and which do not relate exclusively to any Product (for the avoidance of doubt, (i) including without limitation any manufacturing Intellectual Property Rights (excluding any trade marks and rights in passing off) of applicability to manufacturing generally, and (ii) excluding any Existing Intellectual Property Rights).
"Asset Purchase Agreement" means the asset purchase agreement between the parties dated 23 May 2012.

"Assumed API Costs" has the meaning set out in paragraph 1(2) in Schedule One.
"Budget Order Volume" has the meaning set out in paragraph 2 in Schedule One.
"Business Continuity Plan"/the "BCP Plan" has the meaning set out in clause 19.1.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in London, UK.
"Buyer lndemnitees" has the meaning set out in clause 11.2.
"CAPA" means a corrective and preventative action taken pursuant to applicable quality procedures.
"cGMP" means all applicable standards for good manufacturing practices as promulgated under applicable laws, including (a) Directive 2001/83/EC, 2003/94/EC and any applicable guidance on good manufacturing practices adopted pursuant to Article 47 of Directive 2001/83/EC, in particular relevant guidance on good manufacturing practices contained in the Rules Governing Medicinal Products in the European Union, Volume IV Good Manufacturing Practice for Medicinal Products, the principles detailed in the ICH Q7A guidelines, and (b) U.S Good Manufacturing Practice regulations promulgated by the U S. Food and Drug Administration including 21 CFR Part 210 and 211, in each case as amended from time to time.
"Certificate of Analysis" means the certificate of analysis contemplated by the Technical Agreement.
"Change Plan" has the meaning set out in clause 8.6.
"Change in Specification" has the meaning set out in clause 8.8.1.1.
"Commencement Date" has the meaning set out in clause 2.3.
"Confidential Information" means
(A)    information concerning the existence of this Agreement and the fact that the Supplier is manufacturing the Products (as hereinafter defined) for the Buyer;
and
(B)    information related to Arising Product Intellectual Property Rights, Arising Supplier Intellectual Property Rights, Existing Intellectual Property Rights, the Specifications and Technical Manual (all as defined herein), know how, and data and information of a technical, operational, administrative, financial or business nature, whether oral or in some tangible form, such as in documents, papers, drawings, diagrams, discs, articles, samples, prototypes or otherwise, in each case that is disclosed (intentionally or unintentionally) by one party or their Affiliates to the other party or its Affiliates.
Without limiting the foregoing, the Confidential Information of the Buyer includes all Manufacturing IPR as defined in the Asset Purchase Agreement, the Specifications and the Technical Manual.
"Control" means, in relation to a company, the ability of a person to ensure that the activities and business of that company are conducted in accordance with the wishes of that person, and a person shall be deemed to have Control of a company if it possesses or is entitled to acquire 50% or more of the shares carrying votes exercisable at a general meeting (or its equivalent) of the particular company if such company is a corporation issuing voting shares or the right to receive the majority of the income of that company on any distribution by it of all of its income or the majority of its assets on a winding up "Controlled" shall be construed accordingly.
"Delivery Point" means the Buyer's specified point for delivery at either (i) [***], or (ii) [***], or (iii) such other UK delivery address as specified by the Buyer from time to time.

"Demerger Agreement" means the demerger agreement to be entered into between Reckitt Benckiser Group plc and lndivior plc on or around 17 November 2014.
"Direct Manufacturing Costs" means costs which are directly attributed to the manufacture of the Products, as set out in the "direct costs" section of the FOS.
"EMA'' means the European Medicines Agency or any successor entity thereto.
"Emergency Trigger Level" means an OTIF performance level of 85 per cent.
"Escalation Notice" has the meaning set out in clause 20.1.
"Excess Supply" has the meaning set out in clause 5.4.
"Existing Intellectual Property Rights" means any Intellectual Property Rights owned by or licensed to the Buyer or the Supplier (as applicable) or their Affiliates (i) prior to the date of this Agreement or (ii) that is created or resulting during the term of this Agreement otherwise than under or pursuant to this Agreement ("Supplier's Existing Intellectual Property Rights" and "Buyer's Existing Intellectual Property Rights" shall be construed accordingly in relation to the Supplier and the Buyer respectively).
"Existing Tooling" means the Tooling which, as at the date of this Agreement, is owned by the Buyer, as indicated in Schedule Seven.
"FCP Lease" means the lease of the fine chemical plant, land and buildings on Dansom Lane, Hull, HUB 7DS dated on or around 1 December 2014 entered into by the parties.
"FDA" means the United States Food and Drug Administration and any successor agency thereto.
"Force Majeure Event" has the meaning set out in clause 18.1.
"FOS" means the factory operating statement as agreed between the parties from time to time each year (the initial version of which is set out at Appendix 1 to Schedule One).
"ILCH" means the Index of Labour Costs per Hour released by the Office for National Statistics.
"Indirect Manufacturing Costs" means costs which are indirectly attributed to the manufacture of the Products, as set out in the "indirect costs" section of the FOS.
"Indirect Manufacturing Cost Product Allocation" has the meaning set out in paragraph 2 in Schedule One.
"Intellectual Property Rights" means patents, applications for patents, utility models, applications for utility models, trade marks or applications for trade marks or trading names (whether or not registered or registrable), rights in know how (including trade secrets, technology, methods of manufacture and specifications), designs (registered or unregistered and including applications for registered designs), copyright (including rights in computer software), topography rights and other rights in semiconductor chips, rights in inventions, the right to claim damages for past infringements of any or all such rights and all rights having equivalent or similar effect wherever situated.
"Key Performance Indicators" / "KPls" means those target performance levels as set out in Schedule Five or otherwise agreed between the parties in writing from time to time.
"Manufacturing Costs" has the meaning set out in paragraph 1(1) in Schedule One.
"Manufacturing Site" means the Supplier's site of manufacture of Products as specified in the Supplier's manufacturing licence and controlled substance licence in respect of such Products.
"Material OTIF Failure" has the meaning set out in clause 14.3.2.

"Optional Restricted Period" has the meaning set out in clause 3.6.1.2.
"Order" has the meaning set out in clause 5.1.1.
"Order Requirements" means each Order shall, for each SKU of Products, have a minimum order quantity of one (1) pallet, and be in multiples of whole pallets.
"OTIF" means, in relation to delivery of Products, on time in full.
"Pallet Policy" shall be construed in accordance with clause 5.7.
"Plant Day" shall have the meaning set out in the Demerger Agreement.
"Premises" has the meaning set out in the FCP Lease.
"Price" means the prices (described by reference to skus) specified in the price list attached to the FOS to be charged by the Supplier to the Buyer in respect of any Products supplied pursuant to this Agreement.
"Proceeding" means any judicial, administrative or adversarial proceeding (public or private), any action, claim, lawsuit, litigation, arbitration or mediation, any hearing, investigation, probe or inquiry by any governmental authority, or any other dispute, in each case initiated by a third party (including any governmental authority).
"Products" means those products listed in Schedule Two or as otherwise agreed by the parties in writing, together with such additional, improved, modified or replacement products as shall be agreed between the parties from time to time as are manufactured by the Supplier and for supply to the Buyer under this Agreement and wherever "Products" is referred to in this Agreement it shall refer to the relevant Products or all Products as the case may be, as listed in Schedule Two.
"Product Field" has the meaning set out in clause 13.7.
"Product Forecast" has the meaning set out in clause 5.1.
"Protected Person" has the meaning set out in clause 3.6.3.
"Purchase Terms" has the meaning set out in clause 6.6.
"Raw Materials" means, on a Product by Product basis, such raw materials and components as are used to manufacture such Product, including without limitation all packaging components but excluding API.
"Raw Materials Manufacturing Cost" means, with respect to a Product, the cost of all materials and components, excluding the API, which are directly used to manufacture and form an integral part of such Product.
"Rectification Plan" has the meaning set out in clause 14.3.2.2.
"Restricted Period" has the meaning set out in clause 3.6.1.1.
"Restricted Person" means
(A)    until any such time as Reckitt Benckiser Group plc becomes Controlled by a third party, each Supplier Affiliate, and
(B)    from and including the date (if any) on which Reckitt Benckiser Group plc becomes Controlled by a third party, the body corporate (if different to the Supplier) that operates the Manufacturing Site, or possesses or has access to any information within limb (B) of the definition of Confidential Information with respect to the manufacture of one or more Products.
"Services" means those internal logistics and other services listed in Schedule Two or as otherwise agreed by the parties in writing in respect of each of the Products to be performed by the Supplier in respect of any of the Products as part of its obligations in supplying the relevant Products under this Agreement, including any Temporary Additional Services as required.
"SOP" means standard operating procedure.
"Specifications" means each of the specifications for the Products as listed in the relevant Technical Manual and in Schedule Four signed for the purposes of identification by each party, as amended from time to time, and in accordance with which the Supplier shall manufacture and supply the Products.
"SKU" means stock keeping unit.
"Supplier lndemnitees" has the meaning set out in clause 11.1.
"Target OTIF Level" means an OTIF performance level of 98.5 per cent.
"Tax Authority" means any authority responsible for the collection or management of any tax.
"Technical Agreement" means the Technical Agreement entered into between the parties on or about the date of this Agreement, as such agreement shall be amended from time to time.
"Technical Manual" means the manual in respect of each of the Products containing the technical information for manufacture of the Products which is supplied by the Buyer to the Supplier and signed for the purposes of identification by each party along with any and all manufacturing policies of the Buyer which may be provided by the Buyer or its Affiliates to the Supplier from time to time.
"Technical Transfer" means those activities required to be performed by the Supplier in order to transfer the manufacture of the Products to an alternative supplier and manufacture batches up to and including process validation as further set out in clause 14.
"Temporary Additional Services" means those services as are set out in Schedule Three.
"Tooling" has the meaning set out in clause 6.6.
"Transferee" has the meaning set out in clause 2.2.
"VAT" means
(A)    within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC), and
(B)    outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (A) of this definition.
1.2    Unless otherwise indicated, references to clauses and schedules are references to clauses and schedules in this Agreement.
1.3    For the purpose of this Agreement, references to "manufacturing" a Product includes, without limitation, manufacturing, processing, formulating, packaging, finishing, filling, labelling, holding and quality control testing of such a Product, and "manufacture" shall be construed accordingly.

2    TERM
2.1    This Agreement shall be effective from the Commencement Date and, subject to applicable laws and the provisions of clause 15 (Termination), shall have effect until seven (7) years following the Commencement Date unless terminated by either party giving the other not less than thirty-six (36) months written notice, such termination not to take effect earlier than the sixth anniversary of the Commencement Date.
2.2    If notice has been served under clause 2.1, at the request of the Buyer any time during the period of notice the Supplier shall promptly and efficiently undertake and complete a Technical Transfer in accordance with clause 14 to the Buyer or a third party identified by the Buyer (the Buyer or the third party (or both) being the ''Transferee") to enable the Transferee to establish and conduct cGMP manufacture of the Products.
2.3    The parties agree that this Agreement shall commence immediately upon Plant Day (the "Commencement Date").
3    SUPPLY OF PRODUCTS AND SERVICES
3.1    During the term of this Agreement, and subject to the terms of this Agreement the Supplier shall, at the Manufacturing Site:
3.1.1    manufacture and supply the Buyer's requirements of the Products on an exclusive basis (save where such exclusivity is disapplied in accordance with the terms of this Agreement), and
3.1.2    supply or procure the supply of the Services.
3.2    [***].
3.3    The Buyer shall supply the API to the Supplier for the sole purpose of manufacturing the Products. If the Buyer is unable to supply the API to the Supplier, the Buyer may in its discretion arrange for an alternative source of API to be supplied to the Supplier and in such event the Supplier shall use all reasonable endeavours to qualify such alternative source as promptly as practicable, at the Buyer's cost (as to expenses properly incurred). For the avoidance of doubt, the Supplier shall not be responsible for sourcing the API. The Supplier shall not be in breach of its obligations under this Agreement to manufacture Products to the extent such breach was caused by a failure of the Buyer's obligations to supply quantities of API in accordance with this Agreement.
3.4    Unless and to the extent the Raw Materials are supplied by the Buyer to the Supplier as provided in this clause 3, the Supplier shall only obtain Raw Materials from sources approved in writing by the Buyer and shall ensure that such Raw Materials are of the requisite standard to comply with the Specification and any applicable laws, codes of practice and regulations, provided however the Buyer may at its sole discretion supply any Raw Materials required for the Products to the Supplier to be delivered to the Supplier's manufacturing plant as agreed between the parties hereto. The said Raw Materials will be solely used by the Supplier for the Products The Supplier shall incorporate the cost and agreed wastage level as charged by the Buyer with no further charge into the Price of the Products. The Buyer shall provide the Supplier with a Certificate of Analysis for all APls and any Raw Materials as may be supplied by the Buyer under this clause 3.
3.5    Unless otherwise agreed with the Buyer in writing or set out in this Agreement, the Supplier shall operate on a full service basis (meaning that the Supplier shall be responsible for the purchase of all Raw Materials, except for Raw Materials provided by the Buyer (if any), and the supply of the Products in finished form to the Buyer). The Buyer shall only be invoiced for the Price of finished Products inclusive of such costs and expenses.
3.6    Subject to clause 3.7, the Supplier (for itself and on behalf of each Restricted Person) covenants with the Buyer that it will not, without the prior written consent of the Buyer whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise:
3.6.1    during:
3.6.1.1    the term of this Agreement and the period of one (1) year thereafter (the "Restricted Period"); and
3.6.1.2    at the Buyer's option (which it may exercise in its sole discretion), a further one (1) year period from the end of the Restricted Period (the "Optional Restricted Period"),
canvass, solicit or approach, or cause to be canvassed, solicited or approached, any person for orders or deal with or contract with any person, who at any time during such period is or was:
3.6.1.2.1    negotiating with the Buyer or any of its Affiliates for the supply by the Buyer or any of its Affiliates of one or more of the Products, or
3.6.1.2.2    was an actual customer of the Buyer or any of its Affiliates for one or more of the Products, where the above mentioned orders or contracts relate to products which are competitive with a Product supplied by the Supplier to the Buyer or any of its Affiliates at any time during such period.
3.6.2    during:
3.6.2.1    the Restricted Period, and
3.6.2.2    the Optional Restricted Period,
interfere, or seek to interfere, with the continuation of Raw Materials to the Buyer or any of its Affiliates from any supplier who has been supplying such Raw Materials to the Buyer or any of its Affiliates at any time during such period if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of those Raw Materials to the Buyer. For avoidance of doubt, if a third party supplier suffers a shortage of supply of Raw Materials which are used by the Supplier other than to manufacture any Products, then the Supplier's negotiation with or attempts to obtain a supply of Raw Materials from such third party supplier under the terms of the Supplier's agreed arrangements with such third party supplier shall not of itself constitute interference by the Supplier for the purpose of this clause.
3.6.3    during:
3.6.3.1    the Restricted Period, and
3.6.3.2    the Optional Restricted Period,
solicit or entice, or endeavour to solicit or entice, away from the Buyer or its Affiliates, any person employed in a managerial, supervisory, technical or sales capacity by, or who is or who was a consultant to, the Buyer or its Affiliates (each a "Protected Person") at any time during such period unless such person responds to a bona fide recruitment advertisement or general solicitation that is not targeted at Protected Persons;

3.6.4    subject to clause 3.6.6, during:
3.6.4.1    the Restricted Period; and
3.6.4.2    the Optional Restricted Period,
engage in, or be concerned with, or interested in, any person that conducts a business competitive with all or a substantial part of the Products;
3.6.5    subject to clause 3.6.6, during:
3.6.5.1    the Restricted Period, and
3.6.5.2    the Optional Restricted Period,
(A)    whether alone or with, or for the benefit of any other person, or
(B)    assist (including without limitation by way of granting a licence to or providing information to) any other person to, research, develop, manufacture, market or sell in any manner any products that are competitive with, or could be competitive with, one or more of the Products that are manufactured by the Supplier or any Supplier Affiliate during such period, and
3.6.6     during the term of this Agreement, unless expressly authorised by the Buyer in writing, for the purpose of commercial sale during the term of this Agreement supply (or directly or indirectly authorise the manufacture or supply of) the Products or any product which might reasonably be considered to compete with the Products to any person, firm or company other than the Buyer or an Affiliate of the Buyer.
3.7    Clause 3.6 shall not apply to the extent that
3.7.1.1    the Supplier or any Restricted Person is the holder of securities in a company whose securities are listed on a recognised investment exchange (as defined in the Financial Services and Markets Acts 2000, as amended) and holds not more than five per cent (5%) of the votes which could normally be cast at a general meeting of that company, or
3.7.1.2    the Supplier or any Restricted Person acquires an interest in an entity which is directly or indirectly interested in carrying on any business which competes with the business of the Buyer as it was carried out at the date of this Agreement but the acquisition is not made with the sole or main purpose of acquiring a business which so competes.
3.8    If the Buyer discontinues receiving a Product under this Agreement, then the reference in clause 3.6.1.1 to "term of this Agreement" shall be construed as a reference to the period commencing on the Commencement Date and ending on the date of delivery of the last order of the Product in question.
3.9    The Supplier shall (i) by the fifth day of each month, provide a written report to the Buyer on the Bollini usage/reconciliation in respect of the previous month to Fiege Logistics Italy (or any successor thereof), and (ii) each calendar quarter, provide a written report to the Buyer on the usage of sequential labels for Belgium to the Buyer's regulatory affairs director for Western Europe (or such other person nominated by the Buyer from time to time), which reporting in each case ((i) and (ii)) shall be in accordance with any applicable SOP of the Supplier.

4    INSPECTION TESTING AND SAMPLES DURING MANUFACTURE
4.1    Pursuant to the terms of any legislative or contractual rights or otherwise, the Buyer may reject or revoke acceptance of any Products which are defective or which do not comply with the Specifications or the provisions of this Agreement, other than as a result of a breach of the Buyer of this Agreement.
4.2    Subject to the last sentence of this clause 4.2, the Supplier shall supply the Buyer with such Health and Safety data sheets (MSDS) and other available information as shall detail the compliance of the Supplier with its manufacturing obligations under this Agreement and the condition necessary to ensure that the Products can be safely handled and used by Buyer's personnel and by any subsequent purchaser or user thereof, for such purpose as shall have been notified to the Supplier in writing. The Buyer shall supply the Supplier with the foregoing in respect of any API or any Raw Materials supplied by the Buyer (if any) to the Supplier under this Agreement.
4.3    Buyer right of audit; records
4.3.1    The Supplier shall, if requested by the Buyer (a) upon reasonable prior notice, once per calendar year, (b) if the Buyer receives any notice from any regulatory authority of competent jurisdiction with respect to the manufacture or packaging of any Product, during the term of this Agreement and up to seven years after the last delivery of Products has been made by the Supplier to the Buyer, (c) in the event of a breach, or the Buyer's reasonable suspicion of a breach of clause 9.1 or (d) following implementation by the Supplier of a CAPA in response to a previous audit or incident give the Buyer or its authorised representatives access (such access to be limited to during normal working hours unless immediate access is required under local law) to the Supplier's premises (including without limitation the Manufacturing Site), Products, reference samples, manufacturing records and books (including without limitation records relating to manufacturing processes, work in progress, operating procedures, sampling records, testing and packaging procedures), in each case with respect to Products, for the purpose of auditing the Supplier's quality control and procedures with respect to Products (such audit to be at the Buyer's cost). The Supplier shall use reasonable endeavours to ensure that its employees, its Affiliates and their employees and its subcontractors cooperate with and provide reasonable assistance to the Buyer during such audit.
4.3.2    The Supplier shall retain manufacturing records and books (as referred to in clause 4.3.1) for seven (7) years after the last delivery of Products under this Agreement or as otherwise required under local laws. Such records and books shall, in so far as they are applicable, be maintained in accordance with applicable law and regulation. At the end of that period the Supplier shall notify the Buyer in writing and offer to transfer the relevant records and books to the Buyer for retention at the Buyer's cost (as to reasonable expenses, properly incurred). If the Buyer does not notify the Supplier of its acceptance within two (2) months, then the Supplier can destroy such manufacturing records and books securely, in accordance with the Supplier's normal document retention and destruction procedures.
4.4    Supplier right of audit; records
4.4.1    The Buyer shall, if requested by the Supplier (a) upon reasonable prior notice, once per calendar year, (b) if the Supplier receives any notice from any regulatory authority of competent jurisdiction with respect to the manufacture of API under this Agreement, during the term of this Agreement and up to seven years after the last delivery of API has been made by the Buyer to the Supplier, (c) in the event of a breach, or the Supplier's reasonable suspicion of a breach of Schedule Eleven, or (d) following implementation by the Buyer of a CAPA in response to a previous audit or incident give the Supplier or its authorised representatives access (such access to be limited to during normal working hours unless immediate access is required under local law) to the Buyer's site of manufacture of API under this Agreement, reference samples, manufacturing records and books (including without limitation records relating to manufacturing processes, work in progress, operating procedures, sampling records, testing and packaging procedures), in each case with respect to API supplied by the Buyer to the Supplier under this Agreement, for the purpose of auditing the Buyer's quality control and procedures with respect to API (such audit to be at the Supplier's cost). The Buyer shall use reasonable endeavours to ensure that its employees, its Affiliates and their employees and its subcontractors cooperate with and provide reasonable assistance to the Supplier during such audit.
4.4.2    The Buyer shall retain manufacturing records and books (as referred to in clause 4.4.1) with respect to API supplied under this Agreement for seven (7) years after the last delivery of such API under this Agreement or as otherwise required under local laws. Such records and books shall, in so far as they are applicable, be maintained in accordance with applicable law and regulation. At the end of that period the Buyer shall notify the Supplier in writing and offer to transfer the relevant records and books to the Supplier for retention at the Supplier's cost (as to reasonable expenses, properly incurred). If the Supplier does not notify the Buyer of its acceptance within two (2) months, then the Buyer can destroy such manufacturing records and books securely, In accordance with the Buyer's normal document retention and destruction procedures.
5    DELIVERY
5.1    Each week the Buyer may provide (or cause to be provided from its Affiliates) a rolling forecast of its requirements for the Products for the next twelve (12) months (a "Product Forecast"). The parties agree that:
5.1.1    the first eleven (11) weeks of such forecast, on a rolling basis, shall be binding and as such in submitting each Product Forecast the Buyer or any of its Affiliates will issue to the Supplier a purchase order ("Order") for the Products to be delivered to the Buyer as provided in clause 5.2, which Order shall constitute a firm order for Products and shall be binding on the Supplier. If the Buyer does not provide a Product Forecast each week, the projections for the Buyer's requirements for the Products as set out in the most recent Product Forecast shall apply beyond the first eleven (11) weeks until such time as the Buyer provides the Supplier with a revised Product Forecast,
5.1.2    the Supplier will also ensure that it will have on hand at its Manufacturing Site as of the date of receipt of each of the Buyer's forecasts, sufficient Raw Materials and other materials necessary to manufacture the Buyer's requirements for the Products as set out in the first sixteen (16) weeks of each such forecast, the parties agreeing that anything purchased by the Supplier against such sixteen (16) weeks forecast (or purchased pursuant to clause 6.4) and subsequently not used shall be at the Buyer's cost PROVIDED THAT this clause 5.1.2 shall not apply to the extent that the Buyer has agreed to supply to the Supplier any or all of the Raw Materials and the Buyer has failed to provide sixteen (16) weeks’ stock of such Raw Materials, and
5.1.3    the Buyer shall ensure that, unless otherwise agreed with the Supplier, all Orders comply with the Order Requirements and the Buyer shall not order the same SKU of Products more than twice in any consecutive four (4) week period.
5.2    Following receipt of an Order from the Buyer, the Supplier shall, at its own expense, deliver, or procure the delivery, of the Products DAP (lncoterms 2010) to the Delivery Point. In respect of all Orders, the Supplier shall deliver the Products to the Buyer at the time specified in the Order. With respect to given Products, delivery shall be effected on the last to occur of the following events: (i) such Products are physically delivered to the Delivery Point, (ii) such Products have been QP released in accordance with the Technical Agreement, or (iii) the Buyer has received a Certificate of Analysis from the Supplier confirming such Products meet the Specifications.
5.3    The Supplier represents and warrants that, unless otherwise agreed in writing with the Buyer, at the time of delivery all Products will have a minimum shelf life remaining of four months less than full shelf life, except in the case of an Order for Products the delivery of which has been deferred at the Buyer's request.
5.4    If the Supplier delivers to the Buyer a supply of the Products exceeding the amount specified in the applicable Order (the "Excess Supply"), the Buyer shall purchase such amount of the Excess Supply equal to the lower of:
5.4.1    one (1) additional pallet of the amount specified in the relevant Order, and
5.4.2    ten per cent (10%) of the total Order,
For the avoidance of doubt, the Buyer shall not be obliged to purchase any amount of Product above the amounts specified in clauses 5.4.1 and 5.4.2 unless such purchase has been agreed in writing in advance between the parties.
5.5    Following delivery, the Buyer shall have five (5) working days to examine each delivery of the Products and report any defects (including without limitation defects in quantity or obvious defects in quality identifiable from visible inspection of the pallet delivered) to the Supplier within such period. If no report is received by the Supplier within such period the Buyer will be deemed to have accepted such Products. The parties further agree that:
5.5.1    If such a report is received by the Supplier, the Supplier shall notify the Buyer whether or not it agrees that the Products in question are defective within five (5) working days after receipt of such report (and if the Supplier fails to do so within such five (5) working day period, the Supplier shall be deemed to have agreed with the Buyer's determination that the Products in question are defective). If the Supplier does not agree with the Buyer that the Products in question are defective then the parties' respective heads of quality shall promptly meet (and in any event within ten (10) working days after the Supplier's receipt of the Buyer's report) to discuss and attempt to resolve the dispute. If the heads of quality have not resolved the dispute within fifteen (15) working days after the Supplier's receipt of the Buyer's report then a sample of the alleged defective Product shall be submitted for analysis to an independent laboratory (or other appropriate expert) to be agreed upon in good faith between the Buyer and the Supplier in writing. The decision of such laboratory (or expert) shall be final and binding on the parties and the corresponding expenses will be paid by the party found to be in error.
5.5.2    If the Supplier agrees with the Buyer that the Products are defective (or is deemed to have so agreed) or the laboratory or other expert determines that the Products are defective (and such defect is not as a result of the Buyer's breach of this Agreement), the Supplier shall, at the Buyer's option, either (a) if the Buyer has paid for the Products in question, reimburse the Buyer for the Price it paid for such Products or, if the Buyer has not paid for the Products in question, reimburse the Buyer's cost of the API used in such Products or (b) deliver replacement Products at no additional charge to the Buyer in substitution for the rejected Products and reimburse the Buyer's cost of the API used in such replacement Products.
5.6    The Supplier represents and warrants that it will have the capacity to fill the Buyer's requirements for the amount of Products set forth in any Order so long as such amount does not exceed 125% of the forecasted demand set forth in the immediately preceding Product Forecast. The Supplier shall provide the Buyer with capacity information, and complete a vulnerability analysis from time to time to demonstrate that the available capacity meets the Buyer's requirements. The Supplier shall promptly take action to address to the Buyer's reasonable satisfaction any capacity issues identified by the analysis.
5.7    If required by the Buyer, the Supplier shall make arrangements to meet the Buyer's "Pallet Policy" for shipment of Product to each specified location. A copy of the Policy is attached in Schedule Six.
5.8    For avoidance of doubt, the terms and conditions relating to Products, which were ordered prior to Plant Day in accordance with the Amended Supply Agreement but fall due for delivery during the term of this Agreement, will be governed (including as to cost) by the terms and conditions of this Agreement.
6    API, RAW MATERIALS AND TOOLING
6.1    The parties agree that the API and Raw Materials shall be sourced by the Supplier in accordance with this clause 6.
6.2    The Supplier shall collect the APls from the Buyer at the entrance to the Premises.
Active Pharmaceutical Ingredients (API)
6.3    The Supplier shall only use API supplied by the Buyer (or by a third party approved in writing by the Buyer) in the manufacture of any Products and the parties agree:
6.3.1    the Supplier will order API from the Buyer according to the minimum batch quantity of [***]kg of Buprenorphine and [***]kg of Naloxone (or as otherwise agreed between the parties) which shall be delivered by the Buyer or the Buyer's nominee on a one (1) week lead time together with the APls’ Certificate of Analysis,
6.3.2     the Supplier will at all times retain appropriate stockholdings of API, being three (3) to six (6) months usage of each of Buprenorphine and Naloxone or as otherwise agreed following review twice a year, and
6.3.3    notwithstanding the terms of any shipping document or any other delivery documents, the API is supplied by the Buyer on a consignment basis as set out in Schedule Eleven;
6.3.3.1    all risk in the API (including without limitation for any loss of or damage to the API) transfers to the Supplier at the point of delivery to the Supplier, the Supplier shall maintain and store the API in appropriate and secure conditions in accordance with applicable laws and shall fully insure the API for so long as it remains at the Supplier's risk; and
6.3.3.2    legal title to the API shall remain with the Buyer after delivery to the Supplier pending use in the manufacture of the Products. Legal title in the API shall pass to the Supplier upon use in the manufacture of the Products and will be sold and charged to the Supplier in accordance with Schedule One and Schedule Eleven;
6.3.4    the Supplier shall monitor, account for all usage and wastage of the API and is responsible for filing of annual reports with relevant authorities detailing all storage and use of API within the Supplier's control and at the Supplier's risk, the Supplier will report such information to the Buyer on a monthly basis and co-ordinate the filing of such annual reports with the Buyer,
6.3.5    all API supplied by the Buyer will be solely used by the Supplier for the Products, and
6.3.6    the Supplier shall ensure that all personnel involved in the manufacture of the Products are suitably trained for the handling of APls used in the Product.
Raw Materials
6.4    The Supplier shall be responsible for the purchase of all Raw Materials (except for Raw Materials elected to be supplied by the Buyer) as required to meet the Orders. The Supplier shall only obtain Raw Materials from suppliers to the extent specified as authorised suppliers for the relevant material or component within the Technical Manual and the marketing authorisation or otherwise approved in writing by the Buyer. The Supplier shall ensure that such Raw Materials and other components are of the requisite standard to comply with the Specification.

6.5    The parties agree that for any Raw Material which (i) is on a lead time from the Supplier of more than sixteen (16) weeks; or (ii) has a minimum order quantity in excess of the forecasted quantity of applicable Products in the forthcoming sixteen (16) weeks (including without limitation those materials specified in Schedule Nine); the Supplier shall liaise with the Buyer in respect of such purchase and prior to such purchase shall obtain confirmation from the Buyer that the Buyer will underwrite any write-off (if applicable) of unused Raw Materials, before purchasing such Raw Materials as detailed in Schedule Nine.
Tooling
6.6    To the extent that the Buyer is not already the owner thereof (as indicated in Schedule Seven), the Buyer may agree in its sole discretion to provide the Supplier with sufficient funds to cover the Supplier's purchase of the punch and die tooling (as described in Schedule Seven) required to support the capacity required for the anticipated supply of the Products, such tooling to be used solely for the production of the Products (being such tooling specified in Schedule Seven and hereinafter referred to as the "Tooling"). The purchase price for the Tooling, the amortisation formula and other commercial terms ("Purchase Terms") in respect thereof are set out in Schedule Seven.
6.7    Upon the Buyer's achievement of the Purchase Terms with respect to each item of Tooling (other than Existing Tooling) such Tooling shall become the sole and exclusive property of the Buyer, and the Supplier shall take all such actions as the Buyer may reasonably request (including, without limitation, the execution and delivery to the Buyer of documents of title and other instruments) confirming the Buyer's exclusive right, title and interest therein. Notwithstanding the foregoing, the Supplier acknowledges and agrees that all designs, drawings, samples, prototypes and all Intellectual Property Rights related thereto, with respect to the Tooling and the Products are the exclusive property of the Buyer. From and after the date on which the Buyer achieves the Purchase Terms with respect to an item of Tooling, the Supplier shall mark such item conspicuously with a sign or sticker indicating that such item is the exclusive property of the Buyer.
6.8     The Supplier acknowledges and agrees that the Buyer is the sole and exclusive owner of the Existing Tooling and the Supplier shall take all such actions as the Buyer may reasonably request (including, without limitation, the execution and delivery to the Buyer of documents of title and other instruments) confirming the Buyer's exclusive right, title and interest therein. The Supplier acknowledges and agrees that all designs, drawings, samples, prototypes and all Intellectual Property Rights related thereto, with respect to the Existing Tooling are the exclusive property of the Buyer.
6.9    Throughout the term of this Agreement, the Supplier, at its expense, shall maintain the Tooling in good working order and repair for at least five (5) years, shall not encumber or charge the Tooling in any manner whatsoever, shall procure insurance with an insurance company approved by the Buyer (such approval not to be unreasonably withheld) insuring the Tooling for its replacement value against all insurable risks, and shall use the Tooling exclusively for the production of the Products for the Buyer.
6.10    Notwithstanding anything contained in this Agreement to the contrary, the Supplier shall use reasonable endeavours to ensure that the Tooling shall have a working life of at least five (5) years from the date it was or is commissioned, the date of commissioning for Tooling existing at the date of this Agreement being set out in Schedule 7. The repair or replacement of any such Tooling that fails to achieve such capacity shall be at Supplier's sole cost and expense. The Supplier shall continue to provide routine maintenance on Tooling that has exceeded such life, provided, however, that if such a Tooling fails and the Supplier is unable to return it to service through the application of routine maintenance, any further costs of repair or replacement of such Tooling shall be at Buyer's sole cost and expense.
6.11    Where the Tooling is provided by the Buyer, ownership, title and interest in the Tooling shall at all times belong to the Buyer, and the Supplier shall throughout the term of this Agreement keep and maintain the sign and/or sticker on the Tooling indicating the sole ownership of the property of the Buyer.

7    PRICE AND PAYMENT
7.1    The price for the Products shall be those set out in Schedule One and shall be fixed for the period up to and including 31 December 2016. The parties agree that the Price shall be subject to review thereafter every one year, and each such review shall commence following the Supplier's provision to the Buyer of the Supplier's proposed pricing for the forthcoming year by 31 July of the then current year. The first such review shall take place following the Supplier's first proposal for the year 2017 (to be made by 31 July 2016). The parties agree that the proposed pricing and review every one year (and any corresponding adjustment) will reflect the principles set out in Schedule One.
7.2    For the duration of this Agreement, the Supplier shall use its reasonable endeavours to be technically and commercially competitive taking into account the market for the supply of Raw Materials, and improvements in technology and the production of products similar to the Products. The Supplier will prepare an improvement plan and provide this to the Buyer before 31 July each year. Such improvement plan shall be discussed as part of the annual review set out in clause 7.1 above and the Supplier agrees to adhere to any improvement plan mutually agreed between the parties.
7.3    The Buyer shall pay the Price for Products delivered to it pursuant to clause 5 together with any other invoices submitted to it pursuant to this Agreement within 60 days of receipt by the Buyer from the Supplier of a valid VAT (or other applicable similar taxes) invoice therefor.
7.4    On reasonable request of the Buyer from time to time, the Supplier shall supply:
7.4.1    those of the Services listed in Schedule Two (if any) specified in the request and the Buyer shall reimburse the Supplier for such Services at cost without any mark up, and
7.4.2    the Temporary Additional Services pursuant to the provisions and charges as set out in Schedule Three, until the Buyer provides notice to the Supplier in accordance with Schedule Three to cease providing the Temporary Additional Services, provided that such supply of Services shall be performed either (i) In relation to the provision of the Products or (ii) as reasonably required for the purposes of performing a Technical Transfer.
7.5    The amounts payable by the Buyer to the Supplier in relation to the Services set out in this Agreement shall be subject to a price review at each anniversary of this Agreement.
7.6    The Buyer shall be entitled to set off against any amounts due to the Supplier hereunder any amounts due to it and any of its Affiliates from the Supplier under this Agreement.
7.7    The parties acknowledge that the Price includes delivery to the Delivery Point and that in the event that the Buyer specifies an alternative Delivery Point, the variation in the Supplier's delivery cost (including any additional charges, or any cost reductions) shall be passed through (without mark-up or variation) to the Buyer.
7.8    Any amounts expressed to be payable under this Agreement by the Buyer to the Supplier shall be deemed to be exclusive of any VAT which is chargeable on any supply or supplies for which that amount (or any part thereof) is the whole or part of the consideration for VAT purposes.
7.9    If anything done by the Supplier under this Agreement is a supply on which VAT is chargeable and the Supplier is required to account to the relevant Tax Authority for any VAT chargeable on that supply, then an amount equal to any VAT so chargeable shall be paid by the Buyer to the Supplier (in addition to, and at the same time as, any other consideration for that supply) and the Supplier shall provide the Buyer with a valid VAT invoice for that supply.

8    SERVICE LEVELS, GOVERNANCE AND CHANGE CONTROL
8.1    The Supplier shall meet the agreed Key Performance Indicators in its performance of the Services as set out in Schedule Five. All Key Performance Indicators except for OTIF are for monitoring purposes only.
Governance
8.2    The parties agree that appropriate representatives of each of the parties' operational team shall have a weekly telephone conference or meeting to discuss the operational issues under this agreement, including if applicable the provision of Product Forecasts and Orders.
8.3    The parties further agree that they shall each appoint a relationship manager to be responsible for the management of arrangements and supply of Products under this Agreement. The parties acknowledge that their respective relationship managers are as follows:
8.3.1    The Buyer’s relationship manager is Purchasing Manager,
8.3.2    The Supplier’s relationship manager is Site Director,
who shall meet (in person or telephone conference) on a monthly basis unless otherwise agreed by both parties to discuss the performance under, and any issues arising under, this Agreement, and shall include a review of performance against the KPls, and assess volume of API used and stored (so as to understand the Supplier's use of API as described in clause 6.3.4). Accordingly, the Supplier agrees to provide the Buyer's relationship manager in advance of each meeting a report showing the performance against the KPls over the previous month and over a rolling twelve (12) month period or, if shorter, the period from the Commencement Date to the end of the previous month.
8.4    The parties further agree that approximately every three (3) months, and in any event four (4) times a year (unless otherwise agreed between the parties) they shall hold a joint steering group meeting comprised of the key stakeholders from each of the parties which shall include:
8.4.1    for the Buyer, the Buyer's relationship manager and the Buyer's supply director (together with any other additional representative as nominated by the Buyer), and
8.4.2    for the Supplier, the Supplier's relationship manager and the Supplier's SVP Health Supply (together with any other additional representative as nominated by the Supplier), who shall meet to discuss the performance under, and any issues arising under, this Agreement, review of performance against the KPls, and discuss any strategic issues, including without limitation any expected variation in demand and/or capacity (if any).
8.5    The parties agree that the monthly meetings of the relationship managers shall be used to resolve where possible any issues or problems as they arise. However, the parties agree that in the event any problem or issue is not resolved between the relationship managers, either relationship manager shall escalate the matter by providing written notice to the other party as set out in clause 20.
Change Control and Change Management
8.6    The parties acknowledge the regulatory requirements and associated timescales involved in making changes to the manufacture of the Products are significant and as such both parties agree that, upon becoming aware of any possible need or desire to make any changes, that party will provide the other with written notice of such possible change (including rationale, expected timings, risk assessment, price impact and any impact on business continuity). Upon receipt of such notice the parties will meet to discuss such proposed changes (each acting reasonably and in good faith). Any changes agreed between the parties shall be documented in writing via a change plan specifying timings, responsibilities of each of the parties and costs, and must be signed by both parties ("Change Plan"). The Supplier will not make any changes to the manufacture of the Products without a Change Plan signed by the Buyer PROVIDED THAT neither party shall be entitled to reject such Change Plan if such rejection would result in the other party being in breach of its obligations under any applicable laws or regulations.
8.7    The Supplier and Buyer shall implement any Change Plan in accordance with its terms and the Supplier shall keep the Buyer informed of progress, and each party shall notify the other party in the event of any delays or changes to the Change Plan.
8.8    Notwithstanding the above, the Supplier provides the following undertakings with respect to the manufacture and supply of the Products,
8.8.1    the Supplier undertakes to
8.8.1.1     provide a minimum of twenty four (24) months' written notice to the Buyer in the event that the Supplier wishes to (i) change or modify the manufacture of the Products according to the Specification which shall include a change to a production process or method (a "Change in Specification") or (ii) or the Supplier wishes to change the site of manufacture of Products, and
8.8.1.2    notify the Buyer as soon as reasonably practicable after the Supplier becomes aware of any changes in applicable law which are likely to affect the supply of the Products under this Agreement (including rationale, expected timings, risk assessment, price impact and any impact on business continuity),
8.8.2    the Supplier undertakes that in the event of (i) a Change in Specification, (ii) a change in the site of manufacture of the Products, or (iii) when the Supplier becomes aware of any changes in applicable law which are likely to affect the supply of Products under this Agreement, it shall use its reasonable endeavours to procure sufficient Products, with the maximum possible shelf life, to meet the Buyer's Product Forecasts for the agreed transition period from the date of such notification or such other volume as the Buyer may agree with the Supplier;
8.8.3    the Supplier undertakes that in the event of a change in site of manufacture of Products, upon written notice from the Buyer the Supplier shall grant the Buyer, or the Buyer's representatives, reasonable access to the new site of manufacture as soon as reasonably practicable following receipt of such notice and at any time thereafter, and in any event prior to the change, in order to ensure that it meets all regulatory requirements under applicable law. Any approval by the Buyer of a new site of manufacture shall not relieve the Supplier of any obligations under this clause 8 or this Agreement; and
8.8.4    the Supplier further undertakes that it shall reimburse any and all reasonable, documented and auditable direct and indirect costs incurred by the Buyer as a result of the Change in Specification or change in the site of manufacture of Products.
8.9    The parties agree that where the change is agreed as a result of a third party initiator (e.g. authorities or regulators making a change in requirements) the costs of complying with such change shall be borne by the party on whose activity is changed by such change in regulation (apportioned accordingly to the extent the change in regulation applies to each party), and the parties set out in Schedule Ten (10) an illustrative list of possible anticipated changes and the party bearing the costs (of both parties) for making such changes.
8.10    The Supplier agrees certain changes are included within the Price (and accordingly the Buyer shall not incur any additional charges in respect of such changes), including
8.10.1    up to 400 artwork changes per year (or pro rata for any part thereof); and
8.10.2    up to 400 person-hours of Supplier's time per year (or pro rata for any part thereof) in relation to any changes,

each as more fully described in Schedule Ten.
8.11    The Supplier shall not raise any charges for any changes outside an agreed Change Plan, nor any other charges outside of those specified in this Agreement unless otherwise agreed in writing by the Buyer.
9    QUALITY AND RECALLS
9.1    The Supplier shall manufacture the Products and supply the Services strictly in accordance with
9.1.1    the Specifications;
9.1.2    the Technical Manual;
9.1.3    the Technical Agreement;
9.1.4    cGMP;
9.1.5    all applicable licences, permits, registrations, authorisations, regulations and legislation in relation to controlled drugs or substances;
9.1.6    all other applicable laws and regulations; and
9.1.7     the terms of this Agreement.
9.2    Prior to commencement of the manufacture of the Products the Supplier shall satisfy itself that the know-how contained in the Technical Manual (and any other information provided by the Buyer to the Supplier) is sufficient to enable it to efficiently perform its obligations under this Agreement. If the Supplier concludes that further information is necessary it shall notify the Buyer and obtain such information prior to the commencement of manufacture. If sufficient information has not been provided to the Supplier by the Buyer in respect of a particular SKU of Product, such particular SKU shall not be subject to Key Performance Indicators while such information has not been provided.
9.3    If the Supplier shall become aware that any aspect of a Specification is liable to result in the manufacture of a defective Product which may lead to a liability being incurred, the Supplier shall, as soon as reasonably practicable, notify the Buyer in writing. The Supplier and the Buyer shall promptly meet to discuss and address the risk of manufacture of defective Product and if the Supplier can reasonably demonstrate that manufacture of Product in accordance with the specification would, or would likely, result in a defective product, the Supplier may, while the Supplier rectifies such risk, suspend its obligations to supply Product under this Agreement, without prejudice to any right or remedy of the Buyer, and provided that the Supplier uses all reasonable endeavours to rectify such risk as promptly as practicable.
9.4    Upon reasonable request by the Buyer the Supplier shall provide the production and quality records in respect of any or all of the Products.
9.5    The Supplier will provide the Buyer with Certificates of Analysis of all batches of the Products manufactured by it. Such certificates shall comply with, and be in the form set out in, the quality assurance requirements included in the Specifications and the Technical Manual. The Supplier shall not release the Products from its warehouse for sale until the Certificates of Analysis relating to such Products demonstrate that the Products meet the Specifications.
9.6    The Supplier shall establish and maintain a batch-tracking system to enable it to identify and procure the recall (if necessary) of Products which may be affected in any way by manufacturing and production problems. The Supplier shall provide details to the Buyer of its batch-tracking system upon request to do so.

9.7    The parties agree that, in relation to Product recalls:
9.7.1    The Buyer shall be responsible for any recall of a Product. The Supplier shall cooperate with the Buyer in the event of any recall and provide such reasonable assistance in connection therewith as the Buyer may reasonably request.
9.7.2    In the event the Buyer should be required or should voluntarily decide to initiate a recall, Product withdrawal, or field correction of any Product, the Buyer shall notify the Supplier and provide a copy of its recall letter. In conjunction with such recall, the Supplier shall provide reasonable assistance in any investigation reasonably required to determine the cause and extent of the problem causing the recall.
9.7.3    In the event that the Supplier independently believes that a recall, Product withdrawal, or field correction of a Product may be necessary or appropriate, the Supplier shall notify the Buyer and reasonably cooperate with the Buyer concerning the necessity and nature of such action.
9.7.4    All coordination of any recall or field correction activities involving a Product shall be handled by the Buyer whether or not such action was initiated by the Buyer.
9.7.5    Subject to clause 9.7.7, in the event that any Product is recalled as a result of a the breach of this Agreement by or negligent or intentionally wrongful act of, the Supplier or its representatives (including without limitation the supply by the Supplier of Product that does not conform to the requirements of this clause 9), then the Supplier shall bear all of the costs and expenses of such recall, including, without limitation, expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers.
9.7.6    Subject to clause 9.7.7, in the event that any Product is recalled for any other reason other than that specified in clause 9.7.5, then the Buyer shall bear all of the costs and expenses of such recall, including without limitation expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the costs of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers.
9.7.7    To the extent that the reason for any recall of Products hereunder is in part caused by the Supplier and in part caused by the Buyer, then the costs and expenses shall be allocated in an equitable manner between the parties. For avoidance of doubt, neither party shall be liable for any indirect or consequential loss in relation to the Product recall.
9.7.8    If the parties disagree on who shall bear the costs and expenses of a Product recall under this Clause 9.7, the parties shall use the dispute resolution process as set out in clause 20 to determine the allocation of such costs and expenses.
9.7.9    The Buyer will inform the Supplier of any product manufacturing complaints they are aware of. The Supplier shall investigate the issues promptly and provide a written report to the Buyer.
9.7.10    If the Supplier becomes aware of any Product complaints it will promptly notify the buyer and provide reasonable assistance in investigating such complaints.

10        WARRANTIES
10.1    The Supplier hereby warrants that:
10.1.1    any Products manufactured pursuant to this Agreement shall comply with all provisions as to quality set out in clause 9 hereof;
10.1.2    it will not be negligent in the manufacture of the Products or in the supply of Services;
10.1.3    the Products manufactured pursuant to this Agreement will:
10.1.3.1    be free from all defects obvious on visual inspection of the Product,
10.1.3.2    be fit for their purpose and satisfactory quality,
10.1.3.3    comply with all applicable statutes and regulations relating to the Products,
10.1.3.4    conform in all respects with the Specifications and the Technical Manual;
10.1.4    any Services supplied by the Supplier or its subcontractors or agents will be supplied:
10.1.4.1    by appropriately qualified and trained personnel, and
10.1.4.2    with reasonable care and diligence;
10.1.5    so far as the Supplier is aware the manufacture of the Products and the supply of the Services will not infringe any third party rights.
10.2    The Supplier further warrants that:
10.2.1    it will meet all Orders from the Buyer for the Product, and
10.2.2    it will supply the Products in accordance with Clause 5.
10.3    The Buyer warrants that any supply of APls provided by the Buyer to the Supplier in accordance with the terms of this Agreement shall comply with the API Specification.
10.4    Each of the Supplier and the Buyer warrants that:
10.4.1    it is duly incorporated and organised and is validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own its assets and to conduct its businesses and to perform its obligations hereunder,
10.4.2    the execution and delivery of this Agreement by it and the completion by it of the obligations contemplated herein, do not and will not result in the breach of, or violate any term or provision of, its articles or by-laws,
10.4.3    it is not subject to any outstanding injunction, judgement or order of any governmental authority which would prevent or materially delay the transactions contemplated by this Agreement, there are no civil, criminal or administrative claims, actions, suits, demands, proceedings, hearings or investigations pending or, to the Supplier's knowledge, threatened at law, in equity or otherwise, in, before, or by, any governmental authority which (if successful) would prevent or materially delay the Supplier's compliance with the provisions of this Agreement,
10.4.4    no dissolution, winding up, bankruptcy, liquidation or similar proceeding has been commenced, or is pending or proposed, in respect of it,

10.4.5    the execution and delivery of this Agreement and the completion of the obligations contemplated herein have been duly approved by appropriate persons within its organisation and this Agreement constitutes legal, valid and binding obligations of the Supplier enforceable against it in accordance with its terms, and
10.4.6    it or its Affiliates has taken or will take all action as may be required or necessary to obtain and maintain, comply and keep current any governmental licences, permits, approvals and/or registrations that are necessary for the Supplier and/or its Affiliates to manufacture and/or supply the Products and Services and to carry out and perform its obligations under this Agreement.
10.5    Without prejudice to any other remedy (and the Buyer's rights generally under this Agreement) if any Services are not supplied or performed in accordance with this Agreement, then the Buyer at its sole option shall be entitled to require the Supplier at Supplier's cost within such reasonable time as is required by the Buyer in writing to supply replacement Services conforming with this Agreement.
11    INDEMNITY
11.1    On the terms and subject to the conditions of this clause 11, the Buyer shall defend, indemnify and hold harmless the Supplier, its Affiliates and their respective officers, directors, employees and agents (collectively, "Supplier lndemnitees"), from and against any and all liabilities, damages, losses, costs, taxes, expenses (including reasonable legal fees and other expenses of litigation and arbitration), claims, demands, suits, penalties, judgments or administrative and judicial orders (collectively, "Losses") relating to any Proceeding to the extent arising out of or resulting from (i) any negligent act or omission of the Buyer or its Affiliates, or any of their respective officers, directors, employees or agents in connection with the performance of this Agreement; or (ii) any breach by the Buyer or its Affiliates of any of its representations, warranties or obligations contained in this Agreement, in each case (i) and (ii), except for those Losses for which the Supplier has an obligation to indemnify a Buyer lndemnitee pursuant to clause 11.2, as to which Losses each party shall indemnify the other to the extent of their respective liability for such Losses.
11.2    On the terms and subject to the conditions of this clause 11, the Supplier shall defend, indemnify and hold harmless the Buyer, its Affiliates, and their respective officers, directors, employees and agents (collectively, "Buyer lndemnitees"), from and against any and all Losses relating to any Proceeding to the extent arising out of or resulting from (i) any negligent act or omission of the Supplier, its Affiliates, its contract manufacturers or Raw Material suppliers (other than the Buyer), or any of their respective officers, directors, employees or agents in connection with the performance of this Agreement, or (ii) any breach by the Supplier or its Affiliates of any of its representations, warranties or obligations contained in this Agreement, in each case (i) and (ii), except for those Losses for which the Buyer has an obligation to indemnify a Supplier lndemnitee pursuant to clause 11.1, as to which Losses each party shall indemnify the other to the extent of their respective liability for such Losses.
11.3    Each party shall take out and maintain in full force and effect sufficient insurance (which shall be no less than [***] GBP (£[***]) in respect of each and every claim or series of claims arising from the same incident) to cover such liabilities as it may incur by virtue of this Agreement or by reason of the manufacture and supply of the Products including, without limitation, in respect of product liability claims. The existence of such insurance shall not be construed as a limitation of the Supplier's liability hereunder and shall not affect the liability of the Buyer hereunder which shall be limited to payment for any Products which are the subject matter of any Orders and which have been supplied by the Supplier in accordance with the provisions of this Agreement. The Supplier shall ensure that the Buyer's interest is noted on such policy and, at the request of the Buyer, produce for inspection by the Buyer a valid certificate of insurance in respect of such insurance cover and the receipt for the then current premium.
11.4    Each party shall promptly notify the other of claims likely to be made by such party under the terms of this Agreement, and shall promptly exchange any relevant documents and records within its possession or control, save for any documents or records which are the subject of legal or professional privilege, for the purpose of investigating such claim. Each party shall consult the other party prior to making any settlement of a third party claim or action.

11.5    Nothing in clause 11 shall operate to limit or exclude any liability for death or personal injury caused by either party's (or their agent's or subcontractor's) act or omission or negligence or for fraud.
12    TITLE AND RISK
12.1    Title to the Products shall pass to the Buyer upon delivery to the DAP (lncoterms 2000) Point.
12.2    The Products shall be at the Supplier's risk until they are delivered to an authorised representative of the Buyer at the Delivery Point. The Supplier shall fully insure the Products for so long as they remain at the Supplier's risk.
13    CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY RIGHTS
13.1    Each party acknowledges that the Confidential Information may be disclosed to it by the other party (or its Affiliates) in connection with the Products, this Agreement and potentially in connection with other possible contract manufacturing. The recipient party shall keep such information strictly confidential (both during the subsistence and after the termination or expiry of this Agreement), shall not disclose it to any third party (including an Affiliate) and shall only disclose it to those of its employees who need to know it for the purposes of this Agreement and who have agreed to be bound by similar duties of confidentiality as the recipient party. In particular, and without limiting the foregoing, the Supplier shall not disclose to any third party (including an Affiliate) or use for any other purpose any information contained in the Specifications or the Technical Manual.
13.2    The Supplier agrees to use the Confidential Information of the Buyer or its Affiliates only for the purpose of manufacturing and supplying the Products for the Buyer or its Affiliates on the terms of this Agreement and for no other purpose or for its or any third party's benefit.
13.3    The restrictions in clauses 13.1 and 13.2 shall not apply to any Confidential Information to the extent that such Confidential Information:
13.3.1    is or becomes public knowledge through no fault of the receiving party,
13.3.2    is required to be disclosed by applicable laws or order of the court or other competent authority, or
13.3.3    is disclosed in confidence to professional advisers, auditors, insurers and bankers.
13.4    The Buyer or as the case may be any Affiliate of the Buyer retains the ownership of all rights (including without limitation Intellectual Property Rights) in the Product formulation for the duration of and at any time after the termination of this Agreement. For the avoidance of doubt, this information constitutes Confidential Information of the Buyer.
13.5    All copyright and other Intellectual Property Rights in any artwork and origination work supplied by the Buyer or its nominee for the labelling, packaging and, where applicable, package inserts for the Products is and shall remain the property of the Buyer or its nominee absolutely. The Supplier shall not supply or manufacture any such packaging or other components or finished Products or confusingly similar packaging or products other than to the Buyer or as it may direct.
13.6    If during the term of this Agreement the Supplier (or any agent or authorised sub contractor of it) develops or creates (whether with or without others) any Arising Product Intellectual Property Rights, the Supplier shall promptly disclose any such Arising Product Intellectual Property Rights to the Buyer and shall promptly upon request by the Buyer assign the entire right, title and interest to any and all such Arising Product Intellectual Property Rights to the Buyer or any of its Affiliates with full title guarantee for a nominal consideration.
Subject to the foregoing, the Supplier shall own all Arising Supplier Intellectual Property Rights the Supplier (or any agent or authorised sub-contractor of it) develops or creates (with or without others (excluding the Buyer)). The Buyer shall own all Arising Product Intellectual Property Rights the Buyer

(or any agent or authorised sub-contractor of it) develops or creates (with or without others). All Existing Intellectual Property Rights are and shall remain the exclusive property of the party owning them (or, where applicable, the third party from whom its right to use the Existing Intellectual Property Rights has derived).
13.7    During the term of this Agreement, the Supplier shall not assign or license any of the Supplier's Existing Intellectual Property Rights to other parties for use in relation to the Products or similar to the Products ("the Product Field").
13.8    During the term of this Agreement, and whether in isolation or for or with others, the Supplier shall not carry out research or research and development work in the Product Field which is other than pursuant to this Agreement.
13.9    To the extent that the Buyer requires a licence from the Supplier of any of the (i) Supplier's Existing Intellectual Property Rights (excluding any trade marks and rights in passing off) owned or controlled by the Supplier or any of its Affiliates and/or (ii) Arising Supplier Intellectual Property Rights, in each case which are used by the Supplier in the then-current manufacturing process, for the purposes of the Technical Transfer and the related manufacture and commercialisation of Products, the Supplier hereby grants (and shall procure that its Affiliates grant) to the Buyer (to the extent permitted) a non-exclusive irrevocable, perpetual, world-wide, royalty-free, transferable and sub-licensable licence in respect thereof. For the avoidance of doubt, this licence shall survive the termination or expiry of this Agreement.
13.10    To the extent that the Supplier requires a licence from the Buyer of any of the (i) Buyer's Existing Intellectual Property Rights owned by the Buyer or any of its Affiliates and/or (ii) Arising Product Intellectual Property Rights, in each case in order to perform its obligations under this Agreement, the Buyer hereby grants (and shall procure the grant) to the Supplier for the duration of this Agreement a non-exclusive irrevocable, royalty-free, non-transferable and non-sublicensable licence in respect thereof, exercisable only at the Manufacturing Site.
13.11    In the event that the Supplier shall decide that it no longer wishes to prosecute or maintain any registered protection for any of the Supplier’s Existing Intellectual Property Rights (excluding any trade marks and rights in passing off) in relation to the Product Field for any country it shall notify the Buyer in writing (and in any event at least 90 days before the date upon which any payment or step would be required to be taken to continue prosecuting or maintaining any such protection). If within 60 days of receipt of such notice from the Supplier, the Buyer indicates to the Supplier that it wishes to take an assignment of such Existing Intellectual Property Rights, it shall so notify the Supplier who immediately shall assign, with full title guarantee, the entire right, title and interest to such Existing Intellectual Property Rights to the Buyer for a nominal consideration. For the avoidance of doubt, this includes any registered protection which the company is entitled to claim priority from an earlier application at the end of the Paris Convention priority period.
13.12    During the term of this Agreement and upon their knowledge of the occurrence of (i) any infringement or suspected or threatened infringement of any of the Arising Product Intellectual Property Rights, Arising Supplier Intellectual Property Rights or Existing Intellectual Property Rights, or (ii) any proceedings or suspected or threatened proceedings for the revocation or involving the validity of any such Intellectual Property Rights, the party with this knowledge shall notify the other and provide all details within their knowledge with respect to the same and thereafter the parties will assist each other in taking such steps as either party may reasonably consider to be appropriate at the expense of the party that considers such steps to be appropriate.
13.13    For any Existing Intellectual Property Rights and any Arising Product Intellectual Property Rights or Arising Supplier Intellectual Property Rights, in each case owned by or to be owned by the Buyer or Supplier (as applicable), the Buyer or Supplier shall provide all necessary assistance, required by the other party to complete the registration of such rights with the competent authorities in anywhere designated by the Buyer or Supplier (as applicable) (subject to the designating party bearing the reasonable costs and expenses incurred by the other party in respect of such assistance).

13.14    For the purpose of protecting the Existing Intellectual Property Rights, the Arising Product Intellectual Property Rights or Arising Supplier Intellectual Property Rights each party shall also procure that its Affiliates shall comply with clauses 13.12, 13.13 and this clause 13.14.
13.15    Without prejudice to a party's right to challenge the validity of any registrations of Intellectual Property Rights owned by the other party, each party undertakes that it shall not at any time during the continuance of this Agreement do or suffer to be done any act or thing which would impair the rights of the other party in its Intellectual Property Rights relevant to this Agreement and further undertakes that it shall not represent that it has any title to or right of ownership in such Intellectual Property Rights of the other party.
13.16    The Supplier shall at the request of the Buyer (and at the Buyer's cost) execute such registered user agreement in respect of the use of the trade marks of the Buyer or its Affiliates as the Buyer may reasonably require.
14    [***]
[***]
14.1    [***]:
14.1.1    [***], and
14.1.2    [***];
[***].
14.2    [***].
14.3    If, other than to the extent caused by the Buyer's breach of its obligations under this Agreement:
14.3.1    the Supplier's OTIF performance decreases such that it falls below the Emergency Trigger Level at any time, without prejudice to any other right or remedy of the Buyer, whether hereunder or at law, the Supplier shall use all reasonable endeavours to improve performance such that its OTIF performance returns to the Target OTIF Level, which endeavours shall include without limitation (a) allocation of any resource required (including people and/or funds) so as to return to the Target OTIF Level (including the allocation of additional, appropriately qualified, permanent and temporary staff and/or putting on additional shifts); and (b) at the Buyer's request, rapid approval of a new supplier of Raw Materials (as applicable),
14.3.2     the Supplier's OTIF performance falls below the Emergency Trigger Level over any four (4) consecutive weeks or any ten (10) weeks in any rolling twelve (12) months period or the Supplier is aware of circumstances that will result in the same (a "Material OTIF Failure") the parties agree, without prejudice to any other right or remedy of the Buyer, whether hereunder or at law,
14.3.2.1    the Supplier shall:
(A)    submit a draft rectification plan to the Buyer as soon as possible and in any event within five Business Days (or such other period as may be agreed between the parties), which draft rectification plan shall set out (1) full details of the Material OTIF Failure, including an analysis of the cause, and (2) the steps which the Supplier proposes to take (using all reasonable endeavours) to rectify the Material OTIF Failure and/or to prevent the Material OTIF Failure from continuing or recurring (as applicable), including timescales for such steps and for the rectification of the Material OTIF Failure, and

(B)    provide to the Buyer any further documentation that the Buyer reasonably requires to assess the analysis of the cause and viability of the proposed rectification or preventative steps,
14.3.2.2    the Buyer shall notify the Supplier whether it consents to the draft rectification plan as soon as reasonably practicable. If the Buyer consents to the draft rectification plan (such draft then being the "Rectification Plan"), the Supplier shall immediately commence the actions set out in the Rectification Plan,
14.3.2.3    if (i) the Buyer, acting reasonably, does not consent to the draft rectification plan within five Business Days of receipt of the draft rectification plan, (ii) the Supplier has not submitted a draft rectification plan in accordance with clause 14.3.2.1 above or (iii) the Material OTIF Failure has not been cured or remedied in accordance with the Buyer's reasonably expected progress of an agreed Rectification Plan, then either party may serve notice to escalate this matter in accordance with clause 20.1 (such notice being an Escalation Notice for purpose of clause 20.1) and clause 20 shall apply save that the parties agree:
(A)     the 14 (fourteen) day period in clause 20.1.1 shall be reduced to five (5) days,
(B)    the 14 (fourteen) day period in clause 20.1.2 shall be reduced to five (5) days,
(C)    in the event that the matter is not resolved by the parties in accordance with clause 20.1.2 (as amended by item ii. above) the issue shall be referred to (1) the Supplier's CEO on the one hand, and (2) the Buyer's CEO on the other hand, who shall meet and seek to resolve such issue within 10 (ten) days of such matter being referred to them (or within such longer period as the parties may agree in writing prior to the expiration of the initial 10 (ten)-day period), and
(D)     in the event that the matter is not resolved by the parties under item iii. above within such 10 (ten)-day period (or longer period as agreed between the parties under item iii. above) the Buyer may, without prejudice to any other right or remedy whether hereunder or at law, exercise its rights under clause 14.3.2.4 below, and
14.3.2.4    in the event that (i) the matter is not resolved via escalation under and in accordance with clause 14.3.2.3 above, or (ii) the Supplier does not return the OTIF performance level to the Target OTIF Level by performing the steps set out in the Rectification Plan within the time period set out in that Rectification Plan, the Buyer may, without prejudice to any other right or remedy whether hereunder or at law, give notice to the Supplier (a) of such failure and (b) [***].
14.4    [***]:
14.4.1    [***],
14.4.2    [***],
14.4.3    without limiting the generality of clause 14.5.2, causing an appropriate number of analytical and quality control laboratory employees and representatives of the Supplier to meet with employees or representatives of the Transferee, at the Buyer's sole cost and expense as to reasonable costs and expenses, properly incurred, at both the manufacturing facility of the Supplier and the manufacturing facility of the Transferee and make available all necessary equipment, at mutually convenient times, to support and execute the transfer of all applicable analytical methods and the validation thereof,

14.4.4    without limiting the generality of the preceding clauses, support for analytical method transfers / establishment of pharmacopieal methods (a collaborative inter-laboratory transfer of the analytical test methods required for the Product), equipment qualification and validation (of alternative supplier's equipment), cleaning validation (the provision of validated cleaning test method that is fit for purpose), engineering batch manufacture and validation (assisting alternative supplier as required to manufacture and validate such batches), registration stability I process validation batches (assist as required in the manufacture of full commercial scale batches, enabling the Buyer to generate stability data to be submitted as part of regulatory filing for the Product) and secondary packaging process validations (assisting as needed to ensure secondary packaging is performed according to validated processes and settings), and
14.4.5    [***]. For the purpose of this clause, successful technology transfer shall have taken place once the Transferee has produced three (3) commercial scale batches of the Product (or such greater number of batches as may then be required by cGMP or by the FDA or EMA to conclude that the practice of the then-current manufacturing process by the Transferee to manufacture the Product is validated) that conform to the Specification and at yields substantially comparable to the yields obtained by the Supplier.
Exclusive uses of manufacturing lines
14.5    The parties agree that the manufacturing and packaging lines used for the manufacture of the products will:
14.5.1    be exclusively used for, and dedicated to, the production of the Products for the Buyer (unless otherwise agreed by the Buyer following the Supplier's written request for alternative use),
14.5.2    be physically separated from areas of manufacture of any products other than the Products, and
14.5.3    not be transferred from existing locations without the Buyer's prior written consent, such consent not to be unreasonably withheld following the Supplier's written request for such consent detailing reasons and impact of such transfer.
15    TERMINATION
15.1     This Agreement may be terminated at any time upon either party giving to the other thirty (30) days' notice in writing if the other party commits a material breach of the terms of this Agreement and (where such breach is capable of remedy) fails to remedy such breach within thirty (30) days of receiving written notice from the other party specifying the breach and requiring its remedy.
15.2    This Agreement may be terminated by either party immediately on written notice to the other, if,
15.2.1    the other party shall go into liquidation whether voluntary or compulsory or is dissolved or becomes insolvent or if a petition shall be presented or an order made for the appointment of an administrator or if a receiver, administrative receiver or manager shall be appointed over any part of its assets or undertaking which appointment is not dismissed within thirty (30) days of having been made, or
15.2.2    any distress, execution, sequestration or other process is levied or enforced upon or sued out against the property of the other party which is not discharged within thirty (30) days, or
15.2.3    the other is unable to pay its debts in the normal course of business.

15.3    Without prejudice to any other remedy (and the Buyer's rights generally under this Agreement) if and to the extent that the Supplier does not (i) supply or deliver the Products in accordance with the terms of the relevant Order or (ii) comply with (a) the relevant Order Requirements or (b) a request for Services under clause 7.4, then, unless and to the extent such failure is caused by the Buyer's breach of this Agreement, the Buyer at its sole option shall be entitled to treat such failure as a material breach in which case clause 15.1 shall apply. If, following the remedial period as set out in clause 15.1, such material breach has not been remedied, the Supplier shall forthwith repay the Price (or any part of the Price) the Buyer has paid for such Products or Services to the Buyer and return any Tooling owned by the Buyer or any of its Affiliates which are located at the Supplier's premises to the Buyer.
15.4    Within 5 Business Days of this Agreement terminating for any reason, the Buyer shall have the option by serving written notice on the Supplier to acquire any Tooling used exclusively for the Products which it does not own, the consideration for which shall be an amount equal to the original purchase price for that Tooling paid by the Supplier less any amounts paid by the Buyer to the Supplier in respect of amortisation in respect of that Tooling. If the Buyer does not serve such notice the Supplier may elect, at its sole discretion to either (i) retain ownership of the Tooling, or (ii) by serving written notice on the Buyer within ten (10) Business Days of such termination, require the Buyer to take ownership and delivery of the Tooling for no consideration.
16    CONSEQUENCES OF TERMINATION
16.1    Upon termination or expiry of this Agreement for whatever reason:
16.1.1    the Supplier shall at the request of the Buyer, use its reasonable endeavours to novate those contracts that provide for the supply of all Raw Materials exclusively used in the production of the Products to the Buyer, or as the Buyer may direct and to meet any reasonable request from any competent authority and the Buyer required to transfer production or any registrations or licences or approvals to the Buyer, its Affiliates or any third party approved in writing by the Buyer. The parties shall discuss in good faith and attempt to agree as expeditiously as possible a mutually acceptable course of action with respect to any contracts that provide for the supply of Raw Materials that are used both in the production of the Products and products of the Supplier,
16.1.2    the Supplier shall at the request of the Buyer release and make available for immediate collection by or on behalf of the Buyer (i) all finished Products at the Prices set out in Schedule One, (ii) all API the Supplier has in stock and (iii) all Raw Materials attributable to the Products which the Supplier has in stock at cost price,
16.1.3    the Supplier shall at the request of the Buyer promptly and efficiently undertake and complete a Technical Transfer to the Transferee to enable the Transferee to establish and conduct cGMP manufacture of the Products,
16.1.4    each party shall promptly procure the delivery to the other party of, or destroy, all copies in its possession of all Confidential Information of the other party which is in documentary or other tangible form (including all copies thereof) and which has been disclosed to it together with all material relating to that Confidential Information prepared by, or on behalf of, it (save to the extent that first party is required by applicable law to maintain a copy of such information or as required by the first party to exercise any rights and licences that survive termination or expiry, including in the case of the Buyer to manufacture and commercialise Products following Technical Transfer in accordance with this Agreement) and, at the other party's request, undertake to the other party in writing that it has complied with the provisions of this clause 16, and
16.1.5    the Supplier shall promptly collect, pack and make ready for delivery to the Buyer all Tooling, and follow all reasonable directions of the Buyer with respect to the disposition of such Tooling. In the event that the Buyer has not achieved the Purchase Terms with respect to any items of Tooling as of the termination of this Agreement, the Buyer shall pay the Supplier the unamortised portion of the purchase price thereof within thirty (30)

days following the termination date, and the Supplier shall take such actions as the Buyer may reasonably request to confirm the Buyer's exclusive right, title and interest therein promptly following receipt of such payment, including tendering such Tooling for shipment in accordance with this clause.
17    ASSIGNMENT AND THIRD PARTY RIGHTS
17.1    Save as provided in clause 17.2 neither the benefit nor the obligations of this Agreement or of any provision of it may be assigned or transferred by either party without the prior written consent of the other.
17.2    The benefit subject to the obligations of this Agreement shall be assignable by the Buyer to any Affiliate of the Buyer or to the purchaser of all or a substantial part of the business of the Buyer (or any other Affiliate of the Buyer) and in the event of such assignment, the Buyer shall with effect from such assignment be released from its obligations hereunder and all references in this Agreement to the Buyer shall be deemed to include its assigns.
17.3    Any Affiliate of the Buyer may place orders under this Agreement (which orders shall be placed through one or more nominated contact points as agreed between the parties from time to time) and may accordingly in their own right enforce the provisions of this Agreement, as though it were the Buyer, provided that (a) each Affiliate of the Buyer that places an order shall by doing so be deemed to have assumed the Buyer's obligations under this Agreement, and (b) the Buyer shall remain obligated for the performance of all of the obligations of the Buyer and Affiliate of the Buyer arising from this paragraph.
17.4    The Buyer, or as the case may be any Affiliate of the Buyer, may upon written notice require that the Supplier deliver the Products from any order (in whole or part) to the place of business of the Buyer or any agent or sub-contractor of the Buyer or as the case may be any Affiliate of the Buyer provided however that such place of delivery is in the UK and that such notice(s) shall not affect the Buyer's obligations hereunder and such notice shall not be deemed to be any assignment of the benefits or obligations of the Buyer hereunder. The Supplier may charge the Buyer (on a passthrough basis) for any reasonable additional costs properly incurred by the Supplier as a direct result of a change of delivery destination.
18    FORCE MAJEURE
18.1    If either party (the "Affected Party") is prevented or delayed in the performance of any of its obligations under this Agreement as a result of civil commotion, embargo, governmental legislation or regulation, not, invasion, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster or other event beyond the reasonable control of a party that has not occurred as a result of its negligence or other act or omission and which was not reasonably foreseeable ("Force Majeure Event"), it shall notify the other party, in writing, of the same as soon as practicable, fully detailing the background to, and all relevant matters connected with, such Force Majeure Event, together with such evidence thereof that it reasonably can give and specifying the period for which such prevention or delay can reasonably be expected to continue. The Affected Party shall use its reasonable endeavours to remove or overcome such Force Majeure Event as quickly as possible and shall also use its reasonable endeavours to mitigate the impact of such Force Majeure Event of the other party. Subject to clause 18.2, if the Affected Party has fully complied with its obligations under this clause 18.1, it shall be excused from performance of its unfulfilled obligations under this Agreement from the date of such notice until such Force Majeure Event no longer pertains.
18.2    If a Force Majeure Event prevents performance by the Affected Party of any obligations hereunder for a continuous period in excess of eight (8) weeks, the other party shall be entitled to terminate this Agreement by written notice at any time after such 8 week period provided the relevant Force Majeure Event remains subsisting at the time such notice is given.

19    BUSINESS CONTINUITY PLAN
19.1    The parties acknowledge that the regulatory requirements and associated timescales involved in switching manufacture of the Products to an alternative supplier are significant and as such the Supplier's business continuity plan shall focus on risk minimisation and mitigation to maintain the Supplier as the manufacturer of the Products. Within three (3) months of start of production or thirty (30) days of the Buyer's request, whichever is the sooner, the Supplier will provide the Buyer with a detailed, written business interruption and recovery plan, including business impact and risk assessment, crisis management, information technology disaster recovery, and business continuity (including plans to source Raw Materials and how a Technology Transfer would be performed in the event of an emergency) (the "BCP Plan").
19.2    The Supplier will update the BCP Plan annually and provide a copy to the Buyer on 31 July each year demonstrating risk mitigation against the previous year. Such BCP Plan shall be discussed as part of the annual review set out in clause 7.1 above and the Supplier agrees to adhere to the BCP Plan, including any modifications or changes mutually agreed between the parties.
19.3    The Supplier will notify the Buyer in writing within twenty-four (24) hours of any activation of the BCP Plan.
19.4    Subject to clause 18, the Supplier agrees that in the event that the BCP Plan is activated and during such activation the Buyer, acting reasonably, concludes that the Supplier is not able to fulfil its obligations under this Agreement and the Products will go out of stock in markets, on the Buyer's request the Supplier will perform, at the Buyer's cost (as to reasonable expenses properly incurred), an emergency Technology Transfer to a third party identified by the Buyer as an alternative source of manufacture of the Products and the Buyer's obligations to purchase Products exclusively from the Supplier as set out under this Agreement shall cease to apply.
19.5    If the Supplier's ability to supply the Products to its customers becomes limited due to a Force Majeure Event, or otherwise limited due to circumstances not foreseen by this Agreement, such that the Supplier is making allocations of Raw Materials (other than Raw Materials supplied by the Buyer (if any), which may not be allocated) on a pro rata basis between Products and products of third party customers to its customers, the Supplier undertakes that it shall nevertheless use all reasonable endeavours to supply the Buyer with its requirement of Raw Materials (or such other pro rata volume as is agreed with the Buyer) as evidenced by any unfulfilled Order and in accordance with the terms of this Agreement.
20    DISPUTE RESOLUTION
20.1    Prior to the beginning of any arbitration process the parties hereby undertake to attempt to resolve any dispute arising under or in relation to this Agreement by way of negotiation between senior executives of the parties who have authority to settle such dispute, subject to the Buyer's rights under clause 14.3. In furtherance of the foregoing, any party shall initiate the negotiation by way of a notice (an ''Escalation Notice") demanding an in-person meeting or telephone conference involving representatives of the parties at a senior level of management of the parties.
20.1.1    A copy of any Escalation Notice shall be given to, as a first stage (i) the Supplier's SVP Health Supply on the one hand, and (ii) the Buyer's Supply Director on the other, who shall meet and seek to resolve such issue within fourteen (14) days of such matter being referred to them (or within such longer period as the parties may agree in writing prior to the expiration of the initial fourteen (14) day period), and if the matter is not resolved between these parties within such fourteen (14) day period either of the representatives of such party may refer the matter to the second stage escalation as set out below.
20.2.2    As a second stage escalation, the matter shall be referred to (i) the Supplier's EVP Global Supply on the one hand, and (ii) the Buyer's Group Finance Director on the other hand, who shall meet and seek to resolve such issue within fourteen (14) days of such matter being referred to them (or within such longer period as the parties may agree in writing prior to the expiration of the initial fourteen (14) days period).

20.2.3    In the event agreement cannot be reached in accordance with clauses 20.1.1 and 20.1.2, or clause 14.3 (as applicable) the dispute will be subject to arbitration as described in clauses 20.3 and 20.6.
20.2    The costs of the arbitration shall be fixed by the arbitral tribunal and shall be borne by the unsuccessful party, unless the arbitral tribunal, in its discretion, determines a different apportionment, taking all relevant circumstances into account. The costs of arbitration include: (i) the fees and disbursements of the arbitrator, (ii) the reasonable fees, travel and other expenses of expert witnesses, and (iii) the costs of legal representation and assistance, to the extent that the arbitral tribunal determines that the amount of such costs is reasonable.
20.3    The arbitral tribunal shall endeavour to issue its award within sixty (60) days of the last hearing of the substantive issues in dispute between the parties, however, the arbitral tribunal shall not lose jurisdiction if it fails to respect this timescale. The arbitral award shall be final and binding.
20.4    Neither the parties (including their auditors and insurers) nor their counsel and any person necessary to the conduct of the arbitration nor the arbitrators shall disclose the existence, content, (including submissions and any evidence documents presented or exchanged), or results of any arbitration hereunder without the prior written consent of the parties, except as required by law or the applicable rules of a stock exchange.
20.5    The existence of a dispute with respect to this Agreement between the parties shall not relieve either party from performance of its obligations under this Agreement that are not the subject of such dispute.
20.6    This Agreement shall be governed by and construed in accordance with the laws of England and Wales, save as to conflict of law provisions. If any dispute is not resolved in accordance with clause 20.1, the matter shall then be referred to arbitration to be conducted under the auspices of the London Court of International Arbitration. Proceedings will be heard by a single arbitrator and held in London in English and subject to the Arbitration Act 1996.
21    CODE OF CONDUCT
21.1    The Supplier shall comply with the Buyers Code of Conduct referred to in Schedule Eight hereto and shall otherwise comply with all applicable national legal requirements, customs, and accepted international standards pertaining to employment and manufacturing.
22    MISCELLANEOUS
22.1    If there is any inconsistency between the terms and conditions set out in this Agreement and the terms and conditions set out in any quotation, order, acknowledgement or invoice, the terms and conditions of this Agreement shall prevail to the extent of the inconsistency.
22.2    If there is any inconsistency between the terms and conditions set out in this Agreement and the terms and conditions set out in the Technical Agreement with respect to quality-related activities, including, without limitation, compliance with cGMP, the terms and conditions of the Technical Agreement shall prevail to the extent of the inconsistency. If there is any inconsistency between the terms and conditions set out in this Agreement and the terms and conditions set out in the Technical Agreement with respect to commercial matters, including, without limitation, allocation of risk, liability and financial responsibility, the provisions of this Agreement shall prevail to the extent of the inconsistency.
22.3    This Agreement, the Specification or any Order may only be amended, modified or varied by the parties by an instrument in writing signed on behalf of each of the parties.
22.4    The waiver by either party of any right under this Agreement or of any failure to perform or breach hereof by the other party shall not constitute or be deemed to be a waiver of any other or future right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature.
22.5    All notices, consents, approvals or other communications hereunder shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, or sent by fax, addressed to the authorised personnel at relevant party and at such address as each party shall from time to time notify to the other in writing. Any such notice, consent, approval and other communication shall be deemed given, in the case of personal delivery, on the date of delivery, in the case of mailing, on the fifth day following its deposit in the mail and in the case of a fax, on the next business day after the day of transmission provided the sender's facsimile machine produces a report showing complete and successful transmission to the correct facsimile number.
22.6    The expiration or earlier termination of this Agreement will not operate to release either party hereto from its obligations under clauses 3.8, 10, 11, 13.1 and 13.9 or 16 which obligations will survive such expiration or termination, or from any liability which has already accrued to the other party as of the date of expiration or termination or which may thereafter accrue in respect of any act, omission or default occurring prior to expiration or termination.
22.7    Nothing in this Agreement shall constitute or be deemed to constitute the creation of a partnership, agency, or employer/employee relationship between the parties.
22.8    This Agreement, together with the Specifications, Technical Manual and the Schedules attached hereto, constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the Buyer and the Supplier and their Affiliates in relation to the subject matter of this Agreement.
22.9    If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part it shall be deemed severed from this Agreement and the validity of the other provisions and the remainder of the provision in question shall not be affected.
22.10    This Agreement may be executed in one or more counterparts, all of which shall be considered as one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties.
22.11    All royalties, taxes and duties imposed or levied on any Products delivered hereunder shall be for the account of and paid by the Supplier to the point where the Products have been delivered DAP. All royalties, taxes and duties imposed or levied on the Products after such delivery shall be for the account of and paid by the Buyer.

SCHEDULE ONE
THE PRICES
1.    Prices
[***]:
1)    [***]:
a    [***],
b    [***], and
c    [***]
2)    [***], and
3)    [***].
API will be sold to the Supplier upon taking title to the API in accordance with clause 6.2.3.2. The Supplier will each week notify the Buyer of the volume of API used and will be invoiced by the Buyer for such volume of API at the Buyer's then current Price for the API at the time of transfer of title (and for the sake of clarity not the price at the time of delivery to the Supplier).
Any change in the cost of API shall mean the Assumed API Costs part of the Price for the Product shall be varied pro rata (such that by way of example only a [***] per cent ([***]%) increase in the API Price would mean a corresponding [***] per cent ([***]%) increase in the Assumed API Costs part of the Price for the Products, but the Manufacturing Costs shall remain unaffected).
2.    Price Reviews and Budgeting Process
The parties agree that the Manufacturing Costs and Assumed API Costs shall be fixed under this Agreement until 31 December 2016.
The parties agree that thereafter the Manufacturing Costs shall be reviewed every year, and each such review shall commence by the Buyer notify the Supplier of (i) the number of Products that the Buyer anticipates ordering from the Supplier during the following calendar year (the "Budget Order Volume") (the initial Budget Order Volume, effective until calendar year ending 31 December 2016, shall be [***] ([***]) Products per year (on a pro rata basis from the Commencement Date until 31 December 2015)) and (ii) the Assumed API Costs for the purpose of the Price before 31 May each year. Following the Buyers provision of such information, by 1 July of the then current year the Supplier shall produce an updated proposed FOS and by 31 July the Supplier shall produce a Price list using the principles set out below.
Within fourteen (14) days (or such other period agreed between the parties) following provision of an updated proposed FOS and Price list the parties shall hold a price review. The first such review shall take place following the Supplier's first proposal for the year 2017 (to be made within fourteen (14) days (or such other period agreed between the parties) of provision of the updated proposed FOS and Product Price list to be supplied before 31 July 2016).
The parties agree that the updated proposed FOS and Price list shall be calculated based on the below principles which can be assessed and discussed at such pricing review:
•    Raw Materials Manufacturing Cost are revised based on [***] (averaged over a one (1) year period), [***],

•    Direct Manufacturing Cost are [***] for the duration of the Agreement save for adjustment every year (based on the ILCH since the previous adjustment) as part of a price review as set out in clause 7.1, and
•    Indirect Manufacturing Costs shall be calculated [***]. The Supplier shall calculate its allocation of Indirect Manufacturing Costs per Product by dividing the Indirect Manufacturing Costs across the Budget Order Volume (the "Indirect Manufacturing Cost Product Allocation"). The Supplier shall provide the Buyer with reasonable supporting explanation of its calculation of Indirect Manufacturing Cost and Indirect Manufacturing Cost Product Allocation.
Following such review the parties shall agree proposed pricing and the Supplier shall create the revised FOS and revised Price list which shall be supplied to the Buyer for approval by the 31 August of the then current year, whereupon it shall be binding for the forthcoming year. In the absence of any approved FOS and Price list by such date, either party may serve notice on the other that it is to escalate the matter in accordance with clause 20.1.
3.    Exceptional Price reviews
The parties agree that following 1 January 2017 either party may request a review of Raw Materials Manufacturing Costs if:
•    the cost of a key Raw Material has varied +/- ten per cent (10%) over a period of six (6) months due to demonstrable feed-stock changes (provided always such exceptional price review shall be limited to the key Raw Material in question and any variation is limited only to the applicable variation associated with the key Raw Material), or
•    a Price is agreed for new Product based on anticipated volumes, six (6) months has elapsed since launch of such new Product and a party wishes to discuss price for such new Product based on further information regarding sales volumes of such new Product (such Price review being particular to the Price for such new Product only).
4.    Indirect Manufacturing Costs and reconciliation
[***]:
(a)    [***], and
(b)    [***]:
(i)    [***], or
(ii)    [***].

Appendix 1 - Initial FOS
[***]

SCHEDULE TWO
THE PRODUCTS (AND SERVICES IF ANY)
Finished Products
Temgesic Injection 0.3mg/ml
Temgesic Sublingual Tablets 0.2mg
Temgesic Sublingual Tablets 0.4mg
Subutex Tablets 0.4mg
Subutex Tablets 2mg
Subutex Tablets 8mg
Suboxone Tablets 2mg
Suboxone Tablets 8mg
Suboxone Tablets 12mg
Suboxone Tablets 16mg
(including, where applicable, the similar products sold under Buprex or Buprenex name)
Services
•    Providing manufacturing section of annual product review
•    Rolling stability according to annual stability commitment as per ICH guidelines for all finished products

SCHEDULE THREE
TEMPORARY ADDITIONAL SERVICES
•    Weighing and dispensing Buprenorphine for the purpose of exportation
o    Cost = [***] GBP (£[***])/event
•    Perform receipt, testing, release and assembly for despatch of Naloxone (likely service required until Monosol is approved as an authorised source to perform release testing). Resolution of Non-conformance on receipt or test results with the material supplier remains with the Buyer
o    Cost = [***] GBP (£[***])/event

•    Micro laboratory testing
o    Maintain established routine micro testing testing schedules for purified water, environmental monitoring, finished material testing and provide associated Certificates of Analysis. Monthly testing and administration fee: [***] GBP (£[***])
o    Provide microbiological advise and investigation support up to a total of 5 days annually. Annual retention fee: [***] GBP (£[***])
o    The Buyer can end such service on three (3) months' written notice to the Supplier
•    Rolling stability programme API
o    Maintain annual Buprenorphine HCI API rolling stability including all storage, testing and reporting to end of all protocols committed under RBH control. Report any out of trend or out of specification results to the Buyer within 3 days of confirmation. Report routine results annually or within seven (7) days of request for information. At Suppliers cost.
o    Provide annual Buprenorphine HCI API rolling stability post plant day including all storage, testing and reporting in line with existing current testing protocols and shelf-life specifications. Report any out of trend or out of specification results to the Buyer within 3 days of confirmation. Report routine results annually or within 7 days of request for information. [***] GBP (£[***])/annum.
o    The Buyer can end such service on three (3) months' written notice to the Supplier.
The parties acknowledge that the above Temporary Additional Services are not envisaged as being provided long term under this Agreement and as such may be terminated by the Buyer on three (3) months' written notice to the Supplier at any time, or in the event not so terminated by the third anniversary of the Commencement Date the Buyer may thereafter serve notice to terminate any or all of such Temporary Additional Services on six (6) months' written notice to the Buyer, such notice being served at any time following the third anniversary of the Commencement Date.

SCHEDULE FOUR
THE SPECIFICATION
Temgesic Injection 0.3mg/ml
[***]
Temgesic Sublingual Tablets 0.2mg
[***]
Temgesic Sublingual Tablets 0.4mg
[***]
Subutex Tablets 0.4mg
[***]
Subutex Tablets 2mg
[***]
Subutex Tablets 8mg
[***]
Suboxone Tablets 2mg
[***]
Suboxone Tablets 8mg
[***]
Suboxone Tablets 12mg
[***]
Suboxone Tablets 16mg
[***]

SCHEDULE FIVE
KPls
1.    On Time In Full (OTIF): Based on OTIF calculation in OTIF spreadsheet Mechanism:
Delivery
•    Delivery = Released and sold
•    Measure 1 delivery date vs delivery date promised (measured on a week basis not day basis so if delivery date was Monday and delivery is Friday then it counts as 100% - discounted on a daily basis 5% per day so effectively down to 0% after 4 weeks late
Quantity
•    Quantity promised vs received %
•    Delivery and quantity. Weighed 50/50 = OTIF
This give an OTIF score for each country on a weekly basis. It also gives an overall OTIF score (this is weighed against the quantity of each delivery).
OTIF shall be maintained at the Target OTIF Level or better.
2.    Yield: agreed API waste level as follows:
•    [***]% tablets
•    [***]% injection
This will impact:
•    KPI - API yield is [***]% for Product in tablet form and [***]% for injection products.
3.    QA:
•    Customer complaints - Serious complaints investigated and reported within 10 days of receipt, all other complaints investigated and reported within 20 days. Change control - Implementation actions >95% on time. None > 10 days late. Non-conformance CAPAs - All major actions on time, minor actions >95% on time
•    Competent authority inspection actions - on time with commitment to authority. RBP audits - major actions on time, minor actions >95% on time recommendations monitored
•    Agreed failure to meet KPls will enable RBP to seek remedy of the situation. Failure to meet a KPl (other than in respect of OTIF) does not, of itself, entitle the Buyer to terminate this Agreement.

SCHEDULE SIX
BUYER'S PALLET POLICY
EPAL pallets to be used for storage and shipment unless specified otherwise.

SCHEDULE SEVEN
TOOLING AND EXISTING TOOLING
1.    Tooling
1.1    Existing Tooling
[***]
1.2    Amortisation formula (applicable to Tooling)
•    The Supplier shall obtain a quotation for such Tooling which is to be agreed by RBP. The cost of such Tooling shall be agreed upfront by RBP.
•    The cost of Tooling shall be amortised over 12 months following the purchase of such Tooling by the Supplier on behalf of the Buyer in relation to the relevant volume.
•    Any outstanding balance upon such amortised costs in relation to the Tooling shall be paid by the Buyer to the Supplier as a lump sum after such 12 month period.
•    The Buyer may at the Buyer's own discretion pay the full sum for such Tooling upfront.

SCHEDULE EIGHT
BUYER’S CODE OF CONDUCT
http·//www.rb com/Our-responsibility/Our-policies-reports or as otherwise updated and notified to the supplier from time to time

SCHEDULE NINE
RAW MATERIALS SUBJECT TO BUYER PRE-APPROVAL
[***]

SCHEDULE TEN
ANTICIPATED CHANGES AND PARTY BEARING COST
Costs shall, in each applicable case, be subject to the Buyer approving such costs prior to them being incurred by the Supplier.

Scenario	Initiator	Party bearing costs	Note
Change to Licences or legislation specific to the Products only	Authority, regulator or third party	Buyer	See *** below.
Change to Licences or legislation not specific to the Products only	Authority, regulator or third party,	Supplier
Change to manufacturing or industry standards - such changes apply not only to the Products	Authority, regulator or third party	Supplier
Artwork change*	Buyer	Buyer	See ** below
Artwork change*	Supplier	Supplier
Artwork change - specific to the Products*	Authority, regulator or third party	Buyer	See ** below
Artwork change - not specific to the Products*	Authority, regulator or third party	Supplier
New supplier - commercial reasons	Buyer/ Supplier	Buyer/ Supplier	Costs to be split pro-rata according to which party obtains what percentage of benefit (e.g. if the Buyer obtains 75% benefit the Buyer pays 75% costs). See *** below
New supplier - business continuity	Buyer/ Supplier	Buyer	Supplier to notify the Buyer as soon as aware of risk, present case and obtain the Buyer's approval.
New equipment - replacement of the Supplier's equipment	Supplier	Supplier	Owned by Supplier
New equipment - replacement of the Buyer's Equipment	Supplier/ Buyer	Buyer	Owned by Buyer See *** below
New equipment- requested By the Buyer	Buyer	Buyer	Owned by Buyer See *** below
* For any artwork change the Supplier shall provide the Buyer with information on remaining materials and to enable the parties to minimise write off costs.
** [***].
*** [***].

SCHEDULE ELEVEN
Consignment APJ stock arrangements
In this Schedule "API Specification" means the specification for the API as set out in the Technical Manual.
1    Title and API Specifications
1.1    Title in the API shall pass to the Supplier at the point the same is removed from consignment stock for consumption by the Supplier. The Supplier shall use such procedures (physical and administrative) as are reasonably necessary and customary to keep separate the API from the Supplier's other stock and to identify the API as the property of the Buyer.
1.2    The API shall comply with the API Specifications.
2    Reporting and audit
2.1    No later than five Business Days after the end of the previous calendar month, the Supplier will submit to the Buyer by email a report stating in detail the Product removed from consignment stock for consumption by the Supplier since the immediately preceding calendar month. Following delivery of such report, the Buyer may invoice the Supplier for the API detailed in such report at the Unit Price and each such invoice shall be payable in accordance with the terms of clause 7 of this Agreement mutatis mutandis.
2.2    Once a month, the Supplier and the Buyer shall each provide to the other a stock list, being its believed level of API (being the amount of API delivered, less that removed from consignment stock for consumption by the Supplier and less that rejected in accordance with the terms of this Agreement).
2.3    In the event of any inconsistency between the reports exchanged pursuant to paragraph 2.2, the parties shall commence immediate good faith negotiations to resolve the inconsistency. Following resolution, the Buyer shall promptly issue an invoice or credit note to address such agreed inconsistency.
2.4    At reasonable intervals (and in any event at least once a year), the Buyer shall perform (or have performed by its representative) a physical audit of the inventory of the API held at the Supplier's site. In the event of any inconsistency between the physical level of API at such site and that which the Buyer believes should be present, the parties shall commence immediate good faith negotiations to resolve the inconsistency. Following resolution, the Buyer shall promptly issue an invoice or credit note to address such agreed inconsistency. If such agreement cannot be reached the parties will request adjudication from an independent third party acting as expert, the cost of which shall be borne equally between the parties. Should the parties not be able to agree on an expert they shall request a nomination from the President of the Institute of Chartered Accountants in England and Wales or any successor body to that institution.

SIGNED by	/s/Patrick Clements
for and on behalf of Reckitt Benckiser Healthcare (UK) Limited
PATRICK CLEMENTS
in the presents of Saiqa Panday
[***]
/s/ Saiqa Panday

SIGNED by	/s/Richard Jameson
for and on behalf of RB Pharmaceuticals Limited
RICHARD JAMESON
in the presents of Steven Lucas
[***]
/s/Steven Lucas